Exhibit 99.1

Goodrich Petroleum Announces East Texas Asset Sale, Operational Update and Fourth Quarter and Year-End 2017 Financial Results and Operational Update

HOUSTON, March 1, 2018 /PRNewswire/ -- Goodrich Petroleum Corporation (NYSE American: GDP) (the "Company") today announced an asset sale, operational update and fourth quarter and year-end 2017 financial results.

East Texas Asset Sale Enhances Liquidity

The Company announced that it has closed on the sale of certain production, facilities, infrastructure and a portion of its acreage in the Angelina River Trend to BP America Production Company.

The Company will use a portion of the proceeds from the sale to pay off its revolver with plans to accelerate development of its North Louisiana Haynesville asset in the second half of 2018.

Operations Update

The Company also announced that two additional Haynesville wells have been completed as follows:

    The Wurtsbaugh 25&24-14N-16W 2H (55% WI) well in DeSoto Parish, Louisiana has achieved a 24-hour peak rate to date of approximately 25,000 Mcfe per day from a producing lateral length of 7,249 feet;
    The Wurtsbaugh 25&24-14N-16W 3H (55% WI) well in DeSoto Parish, Louisiana has achieved a 24-hour peak rate to date of approximately 30,000 Mcfe per day from a producing lateral length of 7,465 feet.

With the completion of these wells, the Company is currently producing approximately 60,000 Mcfe per day and expects to commence fracking operations on its next two wells, the Cason-Dickson 14&23 No. 1 & 2 (92% WI) wells in early March.

Reserve Growth of 41% at Finding and Development Cost of $0.28/Mcfe

As previously reported, the Company announced that its proved oil and natural gas reserves as of December 31, 2017 increased by 41% to 428 billion cubic feet equivalent ("Bcfe") versus 303 Bcfe at year-end 2016. PV10 for year-end 2017 proved reserves was $264.2 million. Oil and natural gas prices used to determine proved reserves were $51.34 per barrel of oil and $2.98 per MMBtu of natural gas, pursuant to Securities and Exchange Commission ("SEC") guidelines. Natural gas reserves comprised 97% of the total.

The Company had reserve additions and positive revisions of 138 Bcfe from drilling and completion capital expenditures of $38.7 million, for an organic finding and development cost of $0.28 per Mcfe. When taking into account the costs incurred in 2017 associated with wells of new developed reserves from probable, proved undeveloped conversions and workovers, the developed finding and development cost was $0.87 per Mcfe.

THE COMPANY HAS POSTED A NEW PRESENTATION ON ITS WEBSITE WHICH WILL BE REVIEWED ON THE EARNINGS CONFERENCE CALL. INVESTORS CAN ACCESS THE SLIDES AT: http://goodrichpetroleum.investorroom.com/events-and-presentations

FINANCIAL RESULTS

Cash Flow

Adjusted EBITDA was $4.4 million in the quarter and discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, was $4.0 million in the quarter. Adjusted EBITDA was negatively impacted by production shut-ins in the quarter while offset frac operations were being conducted. Adjusted EBITDA for the year was $18.5 million.

(See accompanying tables at the end of this press release that reconcile Adjusted EBITDA and DCF, each of which are non-US GAAP financial measures, to their most directly comparable US GAAP financial measure.)

Net Income (Loss)

Net loss was $1.8 million in the quarter, or ($0.17) per basic and fully diluted share versus net income of $0.7 million in the prior quarter, or $0.07 per basic and $0.05 per fully diluted share. Net loss for the year was $8.0 million, or $0.80 per basic and fully diluted share.

Production

Production for the quarter totaled 2.9 Bcfe, with average daily production of approximately 31,200 Mcfe per day (86% natural gas). Production was affected by shut-ins during the month of December of an estimated 3,000 Mcfe per day as offset frac operations were conducted. Production for the year totaled 12.2 Bcfe, with average daily production of approximately 33,300 Mcfe per day (85% natural gas).

Revenues

Revenues for the quarter totaled $11.1 million, with 63% of oil and gas revenue attributable to natural gas. The average realized price was $3.78 per Mcfe ($2.79 per Mcf of natural gas and $58.40 per barrel of oil) or $3.84 per Mcfe when including cash settled derivatives ($2.89 per Mcf of natural gas and $57.14 per barrel of oil). Revenues for the year totaled $46.2 million.

Operating Expenses

Lease operating expense ("LOE") was $2.7 million in the quarter, or $0.93 per Mcfe, versus $2.2 million, or $0.60 per Mcfe in the prior quarter. LOE for the quarter included $0.4 million, or $0.13 per Mcfe, for workovers. Lease operating expense excluding workovers was $2.3 million, or $0.80 per Mcfe, versus $2.0 million, or $0.55 per Mcfe in the prior quarter. LOE for the year was $12.1 million, or $1.00 per Mcfe.

Production and other taxes were $0.1 million in the quarter, or $0.04 per Mcfe, versus an overall negligible credit in the prior quarter due to refunds for both severance and ad valorem taxes. Production and other taxes for the year totaled $1.2 million, or $0.10 per Mcfe. Haynesville wells drilled in North Louisiana have severance tax abatement until the earlier of payout or two years, and therefore the Company's production and other taxes per unit of production is expected to remain low in the near term as new Haynesville wells are added.

Transportation and processing expense was $1.6 million in the quarter or $0.54 per Mcfe, versus $1.6 million, or $0.44 per Mcfe in the prior quarter. Transportation and processing expense for the year was $6.2 million, or $0.51 per Mcfe.

Depreciation, depletion and amortization ("DD&A") expense was $3.2 million in the quarter, or $1.13 per Mcfe, versus $3.5 million, or $0.96 per Mcfe in the prior quarter. DD&A expense for the year was $12.1 million, or $1.00 per Mcfe.

General and Administrative ("G&A") expense was $4.7 million in the quarter, which includes $1.5 million of stock based compensation, the accrual of $0.9 million for potential performance bonuses and $0.1 million in non-cash amortization of office rent. G&A payable in cash for the quarter was $2.3 million, or $0.80 per Mcfe. G&A for the prior quarter was $3.7 million, of which $2.0 million, or $0.56 per Mcfe was cash G&A. G&A expense for the year was $16.7 million and G&A payable in cash was $9.2 million for the year.

(See accompanying tables at the end of this press release that reconcile general and administrative expense payable in cash to general and administrative expense.)

Operating Income (Loss)

Operating income (loss), defined as revenues minus operating expenses, totaled ($1.2) million in the quarter versus $2.2 million in the prior quarter. Operating income (loss) for the year was ($2.2) million.

Interest Expense

Interest expense totaled $2.7 million in the quarter, which includes cash interest of $0.3 million incurred on the Company's revolver and non-cash interest of $2.4 million incurred on the Company's second lien notes, which includes $1.5 million paid in-kind interest and $0.9 million amortization of debt discount. Interest expense for the year was $9.7 million.

(See accompanying tables at the end of this press release that reconcile interest payable in cash to interest expense.)

Capital Expenditures

Capital expenditures, including non-cash accruals, totaled $16.0 million and $41.8 million in the quarter and year ending December 31, 2017, respectively, with the majority of the expenditures being spent on drilling and completion costs for the Company's recent Haynesville operated wells. Net cash used in investing activities was $7.0 million and $28.2 million in the quarter and for the year, respectively. The Company is maintaining its capital expenditure guidance for the year of $65 – 75 million, and plans to accelerate development of its core, North Louisiana Haynesville asset in second half of 2018. (See accompanying tables at the end of this press release that reconcile capital expenditures to net cash used in investing activities.)

Balance Sheet

The Company exited the quarter with $26.0 million of cash and $63.7 million of total principal amount of debt, for net debt of $37.7 million.

Crude Oil and Natural Gas Derivatives

The Company had a gain of $1.4 million on its derivatives not designated as hedges in the quarter, representing a $1.2 million change in fair value of our natural gas derivative contracts and a $0.2 million realized gain on derivative settlements.

OTHER INFORMATION

In this press release, the Company refers to several non-US GAAP financial measures, including Adjusted EBITDA and DCF. Management believes Adjusted EBITDA and DCF are good financial indicators of the Company's performance and ability to internally generate operating funds. DCF should not be considered an alternative to net cash provided by operating activities, as defined by US GAAP. Adjusted EBITDA should not be considered an alternative to net income (loss), as defined by US GAAP. Management believes that these non-US GAAP financial measures provide useful information to investors because they are monitored and used by Company management and widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Unless otherwise stated, oil production volumes include condensate.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and other subsequent filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent oil and natural gas exploration and production company listed on the NYSE American under the symbol "GDP".

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME AND PRODUCTION DATA
(In thousands, except per share amounts)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
Volumes
Natural gas (MMcf)	2,461	10,323
Oil and condensate (MBbls)	68	304
Mmcfe - Total	2,867	12,150

Mcfe per day	31,162	33,288

Oil and natural gas revenues	$ 10,830	$ 45,320
Other	226	833
	$ 11,056	$ 46,153

Operating Expenses
Lease operating expense (LOE excluding workovers - $2,317 and $8,700, respectively)	2,680	12,125
Production and other taxes	115	1,183
Transportation and processing	1,554	6,222
Depreciation, depletion and amortization	3,232	12,125
General and administrative (payable in cash - $2,299 and $9,237, respectively)	4,712	16,696
Other	-	(43)
Operating loss	(1,237)	(2,155)

Other income (expense)
Interest expense (payable in cash - $342 and $1,225, respectively)	(2,657)	(9,725)
Interest income and other	(35)	1,236
Gain on derivatives not designated as hedges	1,359	1,552
	(1,333)	(6,937)

Reorganization items, net	(185)	118

Loss before income taxes	(2,755)	(8,974)
Income tax benefit	978	978
Net loss	$ (1,777)	$ (7,996)

Discretionary cash flow (see non-US GAAP reconciliation) (1)	$ 4,014	$ 17,140

Adjusted EBITDA (see calculation and non-US GAAP reconciliation) (2)	$ 4,419	$ 18,502

Weighted average common shares outstanding - basic	10,599	9,975
Weighted average common shares outstanding - diluted (3)	10,599	9,975

Loss per share
Net loss - basic	$ (0.17)	$ (0.80)
Net loss - diluted	$ (0.17)	$ (0.80)

(1) Discretionary cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-US GAAP measure of discretionary cash flow is useful as an indicator of an oil and natural gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with US GAAP.

(2) Subsequent to entering into the 2017 Senior Credit Facility on 10-17-2017, Adjusted EBITDA became defined by our 2017 Senior Credit Facility as earnings before interest expense, income and similar taxes, DD&A, share based compensation expense and impairment of oil and natural gas properties. In calculating adjusted EBITDA, gains on reorganization, gains/losses on commodity derivatives not designated as hedges and net cash received or paid in settlement of derivative instruments are also excluded. Other excluded items include interest income and other, gain on sale of assets, and any extraordinary non-cash gains or losses.

(3) Fully diluted shares excludes approximately 4.6 million potentially dilutive instruments that were anti-dilutive for the three and twelve months ended December 31, 2017.

GOODRICH PETROLEUM CORPORATION
Per Unit Sales Prices and Costs

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017

Average sales price per unit:
Oil (per Bbl)
Including net cash received from/paid to settle oil derivatives	$ 57.14	$ 50.61
Excluding net cash received from/paid to settle oil derivatives	$ 58.40	$ 50.90
Natural gas (per Mcf)
Including net cash received from/paid to settle natural gas derivatives	$ 2.89	$ 2.94
Excluding net cash received from/paid to settle natural gas derivatives	$ 2.79	$ 2.89
Oil and natural gas (per Mcfe)
Including net cash received from/paid to settle oil and natural gas derivatives	$ 3.84	$ 3.77
Excluding net cash received from/paid to settle oil and natural gas derivatives	$ 3.78	$ 3.73

Costs Per Mcfe
Lease operating expense ($0.80 and $0.72 Per Mcfe excluding Workovers, respectively)	$ 0.93	$ 1.00
Production and other taxes	$ 0.04	$ 0.10
Transportation and processing	$ 0.54	$ 0.51
Depreciation, depletion and amortization	$ 1.13	$ 1.00
General and administrative (payable in cash - $0.80 and $0.76, respectively)	$ 1.64	$ 1.37
Other	$ -	$ -
	$ 4.29	$ 3.98

Note: Amounts on a per Mcfe basis may not total due to rounding.

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data (In Thousands):

Reconciliation of discretionary cash flow and net cash provided by operating activities (unaudited)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017

Net cash provided by operating activities (US GAAP)	2,493	18,306
Net changes in working capital	(1,521)	1,166
Discretionary cash flow	$ 4,014	$ 17,140

Supplemental Balance Sheet Data (unaudited)
	As of
	December 31, 2017

Cash and cash equivalents (including restricted cash)	$ 25,992

Long-term debt, net	$ 55,725
Unamortized debt discount and issuance cost	8,013
Total principal amount of debt	$ 63,738

Reconciliation of Net income (loss) to Adjusted EBITDA (under 2017 Senior Credit Agreement)
	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017

Net loss (US GAAP)	$ (1,777)	$ (7,996)
Depreciation, depletion and amortization ("DD&A")	3,232	12,125
Income tax benefit	(978)	(978)
Stock compensation expense	2,265	6,863
Interest expense	2,657	9,725
Gain on derivatives not designated as hedges	(1,359)	(1,552)
Net cash received in settlement of derivative instruments	158	471
Other excluded items **	222	(156)
Adjusted EBITDA (2)	$ 4,419	$ 18,502

** Other excluded items include interest income and other, reorganization items, net gain on sale of assets and other expense.

Other Information and Reconciliations

Derivative Activity
	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
Change in fair value of derivatives not designated as hedges	$ 1,201	$ 1,081
Net cash received in settlement of derivative instruments	158	471
Net gain on derivatives not designated as hedges	$ 1,359	$ 1,552

Reconciliation of interest payable in cash to interest expense (unaudited)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017

Interest expense (GAAP)	$ 2,657	$ 9,725
Amortization of debt discount and paid-in-kind interest	(2,315)	(8,500)
Interest payable in cash	$ 342	$ 1,225

GOODRICH PETROLEUM CORPORATION
Other Information and reconciliations continued (In Thousands):

Reconciliation of capital expenditures (unaudited)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
Net cash used in investing activities (US GAAP)	$ (6,965)	$ (28,200)
Cash calls utilized	-	(415)
Inventory utilized	(882)	(1,854)
Cash proceeds from sale of assets	(100)	(563)
Capitalized asset retirement obligation	(110)	(203)
Cost incurred in prior period and paid in current period	3,268	648
Capital accrual at December 31, 2017	(11,206)	(11,206)
Total capital expenditures	$ (15,995)	$ (41,793)

Reconciliation of drilling and completion capital expenditures used in finding and development cost per Mcfe calculations (unaudited)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
Total capital expenditures (per above)	$ (15,995)	$ (41,793)
Capitalized internal costs	798	3,103
Drilling and completion capital expenditures	$ (15,197)	$ (38,690)

Reconciliation of general & administrative expense payable in cash to general and administrative expense (unaudited)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
General & administrative expense (GAAP)	$ 4,712	$ 16,696
Share based compensation	(1,489)	(4,458)
Bonus share based compensation	(775)	(2,405)
Non-cash rent expense	(149)	(596)
General & administrative expense payable in cash	$ 2,299	$ 9,237
Oil and natural gas production (Mfce)	2,867	12,150
General and administrative expense payable in cash per Mcfe	$ 0.80	$ 0.76

CONTACT: Robert C. Turnham, President, (713) 780-9494